Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-207803 on Form S-3 and in Registration Statement No. 333-199041 on Form S-8 of our report dated February 18, 2016, relating to the consolidated financial statements and financial statement schedule of Travelport Worldwide Limited and subsidiaries, and the effectiveness of Travelport Worldwide Limited and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Travelport Worldwide Limited and subsidiaries for the year ended December 31, 2015.

/s/ DELOITTE LLP

London, United Kingdom
February 18, 2016